                                                                      EXHIBIT 11

                            KASLER HOLDING COMPANY
                            27400 EAST FIFTH STREET
                          HIGHLAND, CALIFORNIA 92346

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 3, 1996

     The Annual Meeting of Stockholders of Kasler Holding Company, a Delaware corporation (the "Company"), will be held in the Lake Silverwood Room of the Red Lion Hotel, 222 North Vineyard Avenue, Ontario, California, on Wednesday, April 3, 1996, at 10:00 a.m. (the "Annual Meeting") for the following purposes:

          1. To elect three directors to serve for three years and until their successors are elected and have qualified. The names of the nominees to the Board of Directors are set forth in the accompanying Proxy Statement which is part of this Notice.

          2. To amend the Company's Restated and Amended Certificate of Incorporation to change the name of the Company to Washington Construction Group, Inc.

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on February 21, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournments thereof.

     In order to ensure your representation at the Annual Meeting, you are requested to sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

     All stockholders are cordially invited to attend the Annual Meeting.

                                   By Order of the Board of Directors
                                   KASLER HOLDING COMPANY

                                   /s/Edward D. Hughes

                                   EDWARD D. HUGHES
                                   Secretary


Highland, California
March 4, 1996

                            KASLER HOLDING COMPANY
                              -------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                 April 3, 1996
                              -------------------


                                 INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of Kasler Holding Company, a Delaware corporation (the "Company"), to be held at 10:00 a.m. on Wednesday, April 3, 1996 (the "Annual Meeting") and at any adjournments thereof for the purposes of (1) electing three directors,
(2) amending the Company's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation") to change the name of Kasler Holding Company to Washington Construction Group, Inc. and (3) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof. The approximate date when this Proxy Statement and accompanying proxy are first being sent to stockholders is March 5, 1996.

     This solicitation is made on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its subsidiaries may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

     Holders of record of common stock, par value $.01 per share (the "Common Stock"), of the Company as of the close of business on February 21, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on February 21, 1996 there were 29,481,499 shares of Common Stock issued and outstanding. A majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all of the directors nominated below and FOR the amendment to the Certificate of Incorporation to change the name of Kasler Holding Company to Washington Construction Group, Inc. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. Any proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Annual Meeting.

     Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     In voting for the election of directors each share has one vote for each position to be filled and there is no cumulative voting. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. The proposed amendment to the Certificate of Incorporation to change the Company's name will require the affirmative vote of a majority of all of the issued and outstanding Common Stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes. All other proposals to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. Therefore, as to the particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal.

     The principal executive offices of the Company are located at 27400 East Fifth Street, Highland, California 92346. The Company's telephone number is
(909) 884-4811.


                              GENERAL INFORMATION

     The Company was formed in April 1993 to become the parent corporation of Kasler Corporation, a California corporation ("Kasler"), and WCG Holdings, Inc., a Montana corporation ("WCG"), the parent of Washington Contractors Group, Inc., a Montana corporation ("Washington Contractors"). The combination of these companies (the "Combination") was effected July 12, 1993. Pursuant to the Combination, each outstanding share of Kasler common stock was converted into one share of Common Stock and all of the outstanding shares of WCG common stock, all of which were held by Dennis R. Washington and his wife, were exchanged for an aggregate of 19,459,473 shares of Common Stock. See "Principal Stockholders." The Company conducts all of its operations through Kasler, Pomeroy Corporation, and the subsidiaries of Washington Contractors: Conda Mining, Inc., Washington Construction Co., Industrial Constructors Corp., Blue Diamond Materials, Inc., WCG Leasing, Inc. and Pro Builders Corp.


                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently comprised of nine members divided into three classes serving staggered terms of three years each. Pursuant to the Company's Certificate of Incorporation and Bylaws, the term of office of one class of directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and have qualified. The current terms of three directors expire in 1998, three expire in 1997 and three expire this year.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the three nominees designated below, all of whom are currently directors of the Company, to serve until the 1999 annual meeting of stockholders and until their respective successors shall have been elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

     Under the Company's Bylaws, nominations of persons for election to the Board, other than those made by or at the direction of the Board, may be made at the Annual Meeting only if pursuant to a timely notice delivered or mailed to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 50, nor more than 75, days prior to the Annual Meeting, unless less than 65 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, in which case notice of a nomination must be received not later than the close of business on the 15th day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or public disclosure of the Annual Meeting date was made, whichever is earlier. A notice of nomination must set forth certain information as required under the Company's Bylaws.



     Nominees for Election as Director

                                                       New Term
                                          Director       Will
Name                              Age      Since        Expire
- ----                              ---      -----        ------
Leonard R. Judd................... 56      1993          1999
Dorn Parkinson.................... 49      1993          1999
John H. Wimberly.................. 50      1994          1999


     Leonard R. Judd has been a consultant for Phelps Dodge Corporation ("Phelps Dodge"), a major copper mining and manufacturing corporation since November 1991. Prior to such time, Mr. Judd was director, President and Chief Operating Officer of Phelps Dodge since May 1989 and President of Phelps Dodge Mining Company, a division of Phelps Dodge, since 1988. He was Executive Vice President of Phelps Dodge from 1987 until 1989. Mr. Judd is a director of Southwest Gas Corporation and PriMerit Bank. Mr. Judd served as a director of Washington Contractors from 1992 to 1993 and of the Company since July 1993.

     Dorn Parkinson served as President and Chief Operating Officer of the Company from July 1993 until October 1, 1994. He has been a director of Washington Contractors since its incorporation in February 1988 and Chairman of the Board of Washington Contractors since May 1991. Mr. Parkinson has been the President of Washington Corporations since April 1986 and has been employed by Washington Corporations and its affiliates since 1975. Mr. Parkinson has served as a director of the Company since July 1993 and as Chairman of the Board of the Company since January 1, 1995. Mr. Parkinson is also a director of Mesa, Inc.

     John H. Wimberly was elected director of the Company on October 12, 1994 by the Board following his appointment as President and Chief Executive Officer of the Company effective October 1, 1994. Prior to joining the Company in October 1, 1994, Mr. Wimberly had served as a Group Vice President of Hanson Industries (the U.S. operations of Hanson PLC) since 1990 and Chairman of Beazer USA since 1991 where he was responsible for Hanson's U.S. building products group which included Beazer, a construction and materials company, and Kaiser Cement. Mr. Wimberly had been associated with Kaiser Cement since 1971.


Directors Continuing in Office

                                                     Director      Term
Name                                         Age      Since       Expires
- ----                                         ---      -----       -------
David H. Batchelder........................   46       1993         1997
Robert G. Hunt.............................   63       1993         1998
Terry W. Payne.............................   54       1993         1998
Robert G. Reid.............................   74       1993         1997
Vincent O. Smith...........................   74       1993         1997
Robert G. Wallace..........................   67       1993         1998

     David H. Batchelder has been the President, Secretary and Director of Batchelder & Partners, Inc., an investment advisory and consulting firm, since 1988, and President, Secretary and Director of Batchelder Co., the general partner of DHB Partners, L.P., an investor in acquisition partnerships, since 1988. Mr. Batchelder is also a director of MacFrugal's Bargains*Close-outs, Inc. where he serves on the Compensation Committee and a director of Santa Fe Pacific Gold Corporation. Mr. Batchelder has served as a director of the Company since July 1993.

     Robert G. Hunt retired in 1988 after five years as Managing Director of Industrial Asphalt, a leading manufacturer of asphalt materials in California and Arizona. From 1979 to 1987, Mr. Hunt was a general partner of Huntway Refining Company. Prior to 1979, Mr. Hunt was employed by other asphalt-producing companies in management positions. Mr. Hunt served as a director of Kasler from 1989 to 1993 and of the Company since July 1993.

     Terry W. Payne has been Chairman of Terry Payne & Co., Inc., an insurance and construction bonding agency since 1994 as well as owner of Terry Payne & Co., Inc. since 1972. Mr. Payne also serves as a director of First Interstate Bank of Commerce - Montana. Mr. Payne has served as a director of Washington Corporations and several other affiliates of WCG since 1984. Mr. Payne has served as a director of the Company since July 1993.

     Robert G. Reid is an investor and manages real estate holdings. Prior to his retirement in 1986, Mr. Reid was the President and owner of Reid Sand and Gravel, Inc., with gravel and concrete operations in Seattle, Washington. Mr. Reid has served as a director of the Company since July 1993.

     Vincent O. Smith is an independent engineering consultant providing consulting services related to construction management, contract negotiations and preparation and resolution of contract claims. Mr. Smith served as a director of Kasler from 1981 to 1993 and of the Company since July 1993.

     Robert G. Wallace retired in 1988 as President of the Tanner Companies, a division of Tanner Southwest, Inc., an infrastructure construction contractor and manufacturer of concrete and prestressed concrete products, where he had been employed since 1967. Mr. Wallace served as a director of Kasler from 1988 to 1993 and of the Company since July 1993.

Board of Directors and Committees of the Board

     In fiscal year 1995, the Board of Directors held four meetings. Each director attended at least 75% of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committees.

     The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

     The Audit Committee is comprised of Messrs. Judd (Chairman), Hunt, Reid, Smith and Wallace. The Audit Committee held five meetings in fiscal 1995. The functions performed by the Audit Committee include recommending to the Board of Directors independent auditors to serve the Company for the ensuing year, reviewing with the independent auditors and management the scope and results of the audit, assuring that the independent auditors act independently, reviewing and approving any substantial change in the Company's accounting policies and practices, reviewing with management and the independent auditors the adequacy of the Company's system of internal controls, reviewing the Company's annual report, and reviewing non-audit professional services provided by the independent auditors and the range of audit and non-audit fees.

     The Compensation Committee is comprised of Messrs. Batchelder (Chairman), Hunt, Judd, and Payne. The Compensation Committee held three meetings in fiscal 1995. The functions performed by the Compensation Committee include reviewing and approving management's recommendations as to executive compensation and reviewing, approving and administering the Company's executive compensation and stock option plans.

     The Nominating Committee is comprised of Messrs. Wallace (Chairman), Batchelder, Payne, Reid and Smith. The Nominating Committee held two meetings in fiscal 1995. The functions performed by the Nominating Committee include recommending to the Board of Directors nominees for election as directors of the

Company, including any nominees recommended by stockholders. Certain procedures relating to the nomination of directors are described above.

Director Compensation

     Directors who are not also officers or employees of the Company ("Independent Directors") are paid an annual retainer of $12,000. Committee chairmen are paid an additional $1,000 annually. Independent Directors also receive an attendance fee of $1,000 for each regular and special Board meeting and committee meeting attended, subject to a maximum fee of $1,000 per day for attendance. Directors who are officers or employees of the Company are not paid any director fees.

     Under the 1994 Stock Option Plan for Officers, Directors and Key Employees, as amended, hereinafter the "1994 Plan," directors who are not also officers or employees of the Company may elect to forego cash payment of all or a portion of their directors fees and receive stock option grants instead. During fiscal 1995 options to purchase 9,231 shares of Common Stock were granted to Messrs. Batchelder, Hunt, Judd, Payne, Reid and Wallace in lieu of Director's fees. Such options have an exercise price of $5.20 per share and vest on March 29, 1996. Effective January 9, 1995, the Compensation Committee, pursuant to the 1994 Plan, awarded Mr. Parkinson an option to purchase 150,000 shares of Common Stock at an exercise price of $4.625 per share. The options vest in equal installments over a period of three years from the date of grant.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of four directors: Messrs. Batchelder (Chairman), Judd, Hunt, and Payne. For a description of the background of each of these individuals, see "Election of Directors."

     Mr. Payne is the Chairman and owner of Terry Payne & Co. which provides insurance and bonding brokerage services for the Company and its subsidiaries. Premiums paid to insurance and bonding companies by the Company for group life and disability, workers' compensation, business insurance and surety bonds with respect to insurance arranged through Terry Payne & Co., Inc. amounted to $3,900,667 in fiscal 1995. Since January 1, 1995 Mr. Payne's firm has been insurance broker of record for the Company and its subsidiaries.

     Mr. Batchelder is President of Batchelder & Partners, Inc. which entered into a fee agreement with the Company to act as its advisor with respect to the possible acquisition of a partnership interest in the San Diego Expressway Limited Partnership. The maximum amount payable under such fee agreement is $100,000 plus reasonable out-of-pocket third party expenses. During fiscal 1995 the Company paid a total of $25,000 to Batchelder & Partners, Inc. under the terms of this Agreement.

                         COMPENSATION COMMITTEE REPORT

     The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                 *  *  *  *  *

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.

Overall Policy

     The Company was formed to effect the combination of the businesses of WCG and Kasler (each of WCG and Kasler, together with its subsidiaries, is referred to in this report as a "Subsidiary"). The Combination was completed in July 1993. Prior to the Combination, each Subsidiary had its own, well-established policies with respect to executive compensation. The Committee was formed following the consummation of the Combination and has developed a comprehensive executive compensation program for the Company, the foundation of which is to tie executive compensation to the earnings results achieved by the Subsidiaries through the application of pre-established formulas. The Company's executive compensation program has been designed to minimize subjective determinations in making executive compensation decisions.

     In formulating the executive compensation program, the Committee's objectives were (1) to attract and retain competent executive talent and motivate executive officers to perform to the full extent of their abilities,
(2) to tie a significant portion of executive compensation to the achievement of specified performance goals for their respective Subsidiaries and for the Company as a whole, and (3) to link executive and stockholder interests through equity based plans.

     The key elements of the Company's executive compensation program consist of base salary, profit participation and other cash bonuses and stock options.

Base Salary

     In 1993, the Committee retained the services of an executive compensation consulting firm to compare the historical compensation of the executive officers of the Company and the Subsidiaries with the compensation paid for comparable positions at comparable construction companies. The comparative data provided by the consulting firm were based on published compensation surveys for the construction industry and independent research. The surveyed companies included heavy construction companies with annual revenues greater than $100 million and a broader group of construction companies with annual revenues greater than $100 million. The companies surveyed included a number of the publicly held companies whose stock price results are included in the heavy construction index referred to in the Stock Price Performance Graph, and a larger number of privately held companies. The consulting firm reviewed base salary, bonuses as a percentage of base salary and total cash compensation. In keeping with the Company's commitment to emphasize incentive compensation, the Committee's goals are to set base salaries at or below the base salary mid-point of the range of salaries of employees holding comparable positions at the surveyed companies and to emphasize corporate performance-based compensation. The Committee also will consider, to a lesser extent, factors such as individual performance, the recommendations of senior management, the success in implementing the Company's long-term strategic plan and any changes in the responsibilities of the executive. In 1995, the base salaries of the executive officers generally were at or below the mid-point of the range of salaries of employees holding comparable positions at the surveyed companies when adjusted for inflation.

     Pursuant to a three-year employment agreement effective October 1, 1994, Mr. Wimberly, the Company's Chief Executive Officer (the "CEO"), will receive an annual base salary of at least $300,000 per year, or such higher rate as may from time to time be granted in accordance with Company policies and procedures. The CEO's current salary is $300,000 per year. The terms of the employment agreement, including the level of base compensation, were negotiated between the Committee and the CEO and agreed to based on the Committee's judgment of what was necessary to attract the CEO. The CEO's 1995 base salary is above the mid-point of the range of base salaries paid to chief executive officers at the companies surveyed in 1993.

Bonus Programs

     The Committee makes bonus determinations under two bonus programs: the Profit Participation Program and the Management Bonus Program.

     Profit Participation Program. Pursuant to the Profit Participation Program, executive officers who are employees of the Subsidiaries receive bonuses based in part on the pre-tax earnings of the Subsidiary which employs the executive and in part on the gross profit percentage attained by that Subsidiary's projects. In general, all management and salaried employees, including all executive officers, and all home office hourly employees are eligible to participate in the Profit Participation Program.

     During 1995, the total amount which is available (the "Available Amount") to be paid under the Profit Participation Program to WCG employees was 6% of WCG pre-tax earnings and the Available Amount to be paid under the Profit Participation Program to Kasler employees was 9% of Kasler pre-tax earnings. The Committee established the percentages based on historical financial results of each Subsidiary so that bonus payments in an average year would be between 10% to 15% of base salary. The Available Amount with respect to a Subsidiary is awarded to all eligible employees, including executives, who are employed by that Subsidiary, based proportionately on qualifying salary. One-third of the executive's base salary automatically is qualifying salary. The remaining two-thirds of the executive's base salary would become qualifying salary based on gross profit percentages achieved on the Subsidiary's projects. Executives who are employed by the Company receive bonuses under the Profit Participation Program based on the weighted average of the profit participation amounts paid to the employees of the Subsidiaries. In 1995, as a result of the financial performance of the Company and the Subsidiaries, bonuses were awarded under the Profit Participation Program to executive officers of the Company and the Subsidiaries.

     Management Bonus Program. Pursuant to the Management Bonus Program, selected key employees, including all executive officers, of the Company and the Subsidiaries, are eligible to receive bonuses based on the Subsidiary which employs such employees (or, in the case of employees of the Company, the Company) attaining targeted pre-tax earnings.

     In 1995, the Board set a targeted range of pre-tax earnings for each Subsidiary. In setting this range, the Board uses historical pre-tax earnings of the Subsidiary (as a percentage of revenues) multiplied by a revenue benchmark which is intended to reflect an aggressive target that the Board believes is attainable based on the Subsidiary's capabilities and current and expected economic and competitive factors. For 1995, the maximum bonus award which each executive or key employee was eligible to receive under the Management Program ranged from 15% to 60% of base salary, depending on which entity employs the executive and the executive's level of responsibility. The bonus awarded under this program is calculated based on a comparison of actual pre-tax earnings with a range of targeted pre-tax earnings. Bonus awards to the Presidents of the Subsidiaries are calculated based on the pre-tax earnings of the Subsidiaries, weighted toward the Subsidiary for which the executive serves as President. In 1995, as a result of the financial performance of the Company and the Subsidiaries, bonuses were awarded under the Management Bonus Program to executive officers and key employees of the Company and the Subsidiaries.

     Pursuant to his employment agreement, the CEO is entitled to participate in the Company's bonus programs, and in 1995, the CEO received bonuses which totaled $108,389.

Stock Options

     The 1994 Plan, which was approved by the stockholders in April 1994, gives the Committee authority to grant stock options or issue restricted stock. Stock options and restricted stock are designed to align the interests of executives and key personnel with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company's management serve to retain and motivate management. The Committee intends to consider stock option grants for 20 to 30 members of management, including all executive officers.

     In 1995, the Committee administered the 1994 Plan in the following manner. The Board determined a targeted range for improvement in earnings per share of the Company and a targeted maximum number of stock options that may be granted. The targeted improvement in earnings per share was set aggressively based on the Board's judgment as to the Subsidiary's capabilities and current and expected economic and competitive factors. If the maximum targeted earnings per share improvement were achieved, then the maximum number of stock options would be available for grant. If the Committee determined stock options were available for grant, the Committee would make awards based on the Committee's assessment of the individual executive's contribution to the Company's success in meeting its financial goals. This assessment would be based primarily on the earnings of the Subsidiary which employed the executive and the level of the executive's responsibility. The award also would be made based on non-financial performance measures such as individual performance, the recommendations of senior management and the success in implementing the Company's long-term strategic plan. It is expected that most awards under the 1994 Plan will be stock options which will be granted with an exercise price equal to the market price of the Common Stock on the date of grant and will vest over three years (one-third at the end of each year). It is expected that grants of restricted stock will be used only under limited circumstances based on extraordinary performance.

     As of November 30, 1995, stock options for a maximum of 875,604 shares were available for grant under the 1994 Plan. In setting this maximum amount, the Committee primarily considered the relatively small level of stock ownership currently held by management.

     The Committee also may from time to time award options to executive officers, including the CEO, based on its judgment that such options will serve as an incentive to the executive officers and, with respect to executive officers other than the CEO, based on the recommendations of the CEO. The Committee's decision whether to grant options and the number of options are based primarily on the individual executive's responsibility, performance and existing stock ownership. During 1995, discretionary stock option grants were made to Gregory J. Rutherford, Vice President and Chief Financial Officer of the Company, Darrol N. Groven, president of Kasler, and Gerald F. Nelson, president of WCG.

     Pursuant to the employment agreement with the CEO, on August 25, 1994 the CEO was granted options to purchase 500,000 shares of the Company's Common Stock at an exercise price $5.25 per share. The CEO's options vest in equal installments over a three-year period beginning on October 1, 1995. Such options have a ten-year exercise term from the date of the option grant. In the event of termination of employment because of death, disability or early retirement with the approval of the Compensation Committee, such options will become fully vested, and may be exercised for up to one year thereafter. The employment agreement also provides that the CEO will participate in the Company's stock option plans and will be awarded options to purchase at least 50,000 shares in fiscal years 1995, 1996 and 1997. Such options will have an exercise price at the then-current market price and will vest over a three-year period beginning on the first anniversary of the date of grant. The number of options and the terms were determined through negotiations between the Committee and the CEO. The Committee determined the number of options based on its judgment as to the number that would attract the CEO to accept the position with the Company and provide appropriate incentives for the CEO.

Section 162(m)

     During 1993, the Internal Revenue Code of 1986 was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the chief executive officer and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 17, 1993 and compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives for deductibility under Section 162(m) in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that the Committee may approve compensation that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid. Based upon the Internal Revenue Service's proposed regulations and projected compensation payable to the Company's "covered employees" for the 1995 taxable year, all compensation payable by the Company in 1995 to such covered employees should be deductible by the Company.


Conclusion

     Through the programs described above, a significant portion of the each executive's compensation is now linked directly to the financial performance of the particular Subsidiary, or the Company, as the case may be, which employs the executive. The policy of these new programs is to award bonuses based on the success of the Company and the Subsidiaries in attaining targeted earnings through the application of objective, pre-established formulas rather than subjective determinations. As circumstances dictate the Committee expects that it will continue to refine these programs to provide incentives to executives to enhance the financial performance of the Company and long-term stockholder value.

                                    David H. Batchelder
                                    Robert G. Hunt
                                    Leonard R. Judd
                                    Terry W. Payne

                            EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended November 30, 1993, 1994 and 1995, the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the person serving as the Chief Executive Officer ("CEO") of the Company during fiscal 1995 and each of the other executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 1995.



                          Summary Compensation Table




                                                                           Long Term
                                                                          Compensation
                                            Annual Compensation            Securities         All Other
               Name and                     -------------------            Underlying        Compensation
           Principal Position            Year   Salary ($) Bonus($)          Options           ($)(7)
           ------------------            ----  ---------   -------           -------           -----
     John H. Wimberly, President         1995    300,000   108,389         50,000(4)            3,000
     and Chief Executive Officer(1)      1994     46,154   100,000        500,000(6)              692
                                         1993         --        --               --                --

     Gregory J. Rutherford,              1995     99,253    29,220         25,000(5)            1,985
     Vice President and Chief            1994     79,327    20,301                0             1,993
      Financial Officer(2)               1993     69,446    14,007                0             1,669


     Darrol N. Groven,                   1995    210,000    96,650         35,000(5)            3,000
     President--Kasler Corporation(3)    1994    181,442   100,000         10,000(6)            3,000
                                         1993    116,344    75,931                0             3,000

     Gerald F. Nelson,                   1995    153,255    51,999         25,000(5)            3,000
     President--WCG                      1994    133,847    35,650                0             3,000
                                         1993    104,000    20,926                0             2,499

- ---------------

(1)  Mr. Wimberly was appointed President and CEO effective October 1, 1994.
(2) Effective March 29, 1995, Mr. Rutherford was appointed Vice President and Chief Financial Officer. Prior to that time, he was Treasurer of WCG and Controller of Washington Contractors.
(3) Effective November 23, 1994, Mr. Groven was appointed President of Kasler. From April 13, 1994 through November 23, 1994, Mr. Groven served as Executive Vice President and Chief Operating Officer of the Company. Prior to April 13, 1994, he was President and sole director of WCG.
(4) Represents options granted under the 1994 Plan which vest over a three year period beginning on September 30, 1996 and have an exercise price of $6.125 per share.
(5) Represents options granted under the 1994 Plan which vest over a three year period beginning on March 29, 1996 and have an exercise price of $5.875 per share.
(6) Represents options granted under the 1994 Plan. Mr. Groven's options vest over a three year period beginning on April 13, 1995 and have an exercise price of $7.50 per share. Mr. Wimberly's options vest over a three year period beginning on October 1, 1995 and have an exercise price of $5.25 per share.
(7) Amounts represent the Company's contributions to the officers' respective 401(k) accounts.

                       OPTION GRANTS IN 1995 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to each of the individuals identified in the Summary Compensation Table.

                               Individual Grants
                     -------------------------------------
                                                                                  Potential Realizable
                                                                                    Value at Assumed
                         Number of        % of Total                              Annual Rates of Stock
                          Securities       Options                                Price Appreciation for
                         Underlying       Granted to     Exercise                    Option Term(d)
                          Options        Employees in     Price      Expiration      --------------
         Name            Granted(#)       Fiscal 1995    ($/Share)     Date         5%($)      10%($)
         ----            ----------       -----------    --------      ----         -----      ------
John H. Wimberly           50,000(a)(c)       37%          6.125     09/30/05      $192,937    $486,937
Gregory J. Rutherford      25,000(b)(c)       19%          5.875     03/29/05      $ 92,531    $233,531
Darrol N. Groven           35,000(b)(c)       26%          5.875     03/29/05      $129,544    $326,944
Gerald F. Nelson           25,000(b)(c)       19%          5.875     03/29/05      $ 92,531    $233,531

- ------------

(a) Options will vest in equal installments over a three year period beginning on September 30, 1996. If the Company terminates Mr. Wimberly's employment without cause or upon death or disability, such options will become fully vested.
(b) Options will vest in equal installments over a three year period beginning on March 29, 1996. Upon death or disability, such options will become fully vested.
(c) In the event of a merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock, the liquidation or dissolution of the Company, the Compensation Committee may, in its sole discretion and subject to certain limitations, provide that such options will become exercisable, notwithstanding that such options may not have become fully exercisable at such time.
(d) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1995
              FISCAL YEAR AND 1995 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1995 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1995.


                                                                        Number of               Value of
                                                                       Securities             Unexercised
                                                                        Underlying            In-The-Money
                                                                       Unexercised              Options
                                    Shares                           Options at 1995         at 1995 Year-
                                   Acquired            Value           Year-End(#)             End($)(a)
                                      on             Realized         Exercisable/            Exercisable/
           Name                   Exercise(#)           ($)           Unexercisable          Unexercisable
           ----                   -----------           ---           -------------          -------------
John H. Wimberly                        0               --            166,667/83,333          83,333/166,666
Gregory J. Rutherford                   0               --               0/25,000                  0/0
Darrol N. Groven                        0               --             3,333/41,667                0/0
Gerald F. Nelson                        0               --               0/25,000                  0/0

- ------------

(a) Potential unrealized value is (i) the fair market value at fiscal 1995 year-end ($5.75 per share) less the exercise price of "in-the-money," unexercised options times (ii) the number of shares represented by such options. At fiscal 1995 year-end, certain of the outstanding options held by named executive officers had an exercise price in excess of the fair market value at that time.

Employment Agreements

     Mr. Wimberly is employed as President and Chief Executive Officer pursuant to an employment agreement entered into with the Company dated August 25, 1994. The agreement expires on September 30, 1997, unless earlier terminated pursuant to its terms. Pursuant to the agreement, Mr. Wimberly received a $100,000 signing bonus and will receive an annual base salary of at least $300,000, or such higher rate as may from time to time be granted in accordance with Company policies and procedures. Pursuant to the agreement, Mr. Wimberly also was granted stock options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $5.25 per share. Such options will vest in three equal installments on October 1, 1995, 1996 and 1997. On October 1, 1995, options to purchase 166,667 shares became exercisable. In fiscal 1995 Mr. Wimberly received bonuses which totaled $108,389. Pursuant to the Agreement, Mr. Wimberly also received a grant of stock options to purchase 50,000 shares at an exercise price of $6.125 per share. Such options will vest in three equal installments on September 30, 1996, 1997 and 1998. The agreement also provides that Mr. Wimberly is entitled to participate in group life insurance, health and long term disability insurance plans, stock option plans, bonus programs and in other employee fringe benefit programs adopted or to be adopted by the Company for the benefit of its executive employees. Mr. Wimberly will be reimbursed for reasonable relocation expenses and for reasonable travel and other business expenses incurred by him related to the performance of his duties under the agreement. The agreement provides that Mr. Wimberly's employment with the Company can be terminated for death, disability, cause (as defined in the agreement) or without cause. If the Company terminates Mr. Wimberly's employment without cause, the Company must give him notice of the termination and pay compensation to Mr. Wimberly for two years at an annual base salary of $300,000 and an annual cash bonus of $100,000. Upon such termination, all of Mr. Wimberly's options will become fully vested.


                     APPROVAL OF AMENDMENT TO THE COMPANY'S
           CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME

     Management continues on a program of corporate revitalization. On January 24, 1996, as a part of that program, the Board of Directors of the Company approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to Washington Construction Group, Inc.

     Management believes the change of name will provide better information to the investing public as to the nature of the Company's business through use of the word "construction" and create a more easily recognizable presence in the markets which the Company serves. It is also anticipated that utilization of a common name and logo for all of the Company's operations will create a shared corporate culture among employees and an increased awareness of unified goals.

     In order to effect this change under Delaware law, the Board of Directors recommends that the stockholders approve an amendment to Article I of the Certificate of Incorporation to read as follows:

                                   Article I

      The name of the corporation is Washington Construction Group, Inc.

     The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for approval of the amendment.

     The Board of Directors recommends that the stockholders vote FOR the amendment to the Certificate of Incorporation to change the Company's name.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of February 21, 1996 with respect to shares of the Company's Common Stock which are held by persons known to the Company to be beneficial owners of more than 5% of such stock based upon information received from such persons. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein.


                                                 Common Stock Beneficially Owned
                                                 -------------------------------
                                              Amount and Nature of        Percent of
      Name and Address of Beneficial Owner    Beneficial Ownership           Class
      ------------------------------------    --------------------           -----
Dennis R. Washington                                20,209,635(1)            68.5%
c/o Washington Corporations
    101 International Way
    Missoula, MT 59807

Pioneering Management Corporation (2)                1,713,400                5.8%
    60 State Street
    Boston, MA  02109

- ---------------

   (1) Includes 19,381,635 shares held of record by Mr. Washington individually, and 828,000 shares held by D.W. Holdings, Inc., which is wholly owned by Mr. Washington, and as to which Mr. Washington may be deemed the beneficial owner. Excludes 77,838 shares of Common Stock held beneficially by Mr. Washington's wife as to which Mr. Washington disclaims beneficial ownership. Excludes 100 shares owned of record by LeRoy Wilkes, who may be deemed to be acting as a member of a "group" (within the meaning of Section 13 of the Exchange Act and the rules thereunder) with D.W. Holdings, Inc. and Mr. Washington with respect to such shares.
   (2) Information is based on a Schedule 13G dated January 26, 1996 filed with the Securities and Exchange Commission, which reports sole voting power and shared dispositive power with respect to such shares.

                       OWNERSHIP OF STOCK BY MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by the Company's directors, the individuals named in the Summary Compensation Table, and all directors and executive officers as a group as of February 21, 1996. An asterisk denotes beneficial ownership of less than 1%.

                                                                                         Shares       Percent
                                                                                      Beneficially      of
     Name of Beneficial Owner                     Position                              Owned(1)      Class(1)
     ------------------------                     --------                              --------      --------
     John H. Wimberly (2)           President; Chief Executive Officer                   174,667            *
     Gregory J. Rutherford (3)    Vice President; Chief Financial Officer                 10,443            *
     Darrol N. Groven (4)                    President-Kasler                             18,333            *
     Gerald F. Nelson (3)                      President-WCG                               8,333            *
     David H. Batchelder (5)                     Director                                 27,231            *
     Leonard R. Judd (6)                         Director                                 14,231            *
     Robert G. Hunt (5)(7)                       Director                                 32,231            *
     Dorn Parkinson (8)                    Chairman of the Board                          55,000            *
     Terry W. Payne (5)                          Director                                 37,231            *
     Robert G. Reid (5)                          Director                                 39,962            *
     Vincent O. Smith                            Director                                  1,500            *
     Robert G. Wallace (5)(9)                    Director                                 67,231            *
     Directors and Executive Officers                                                    486,393          1.6%
      as a group (12 persons) (10)

- --------------
(1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" of any shares as of February 21, 1996 which such person has the right to acquire within 60 days after such date. For purposes of computing the percentages, the number of shares of Common Stock outstanding includes shares purchasable by such individual or group within 60 days upon exercise of outstanding stock options.
(2) Includes options to purchase 16,667 shares of Common Stock which are exercisable within 60 days, and excludes options to purchase 383,333 shares which are not so exercisable..
(3) Includes options to purchase 8,333 shares of Common Stock which are exercisable within 60 days and excludes options to purchase 16,667 shares which are not so exercisable.
(4) Includes options to purchase 18,333 shares of Common Stock which are exercisable within 60 days and excludes options to purchase 26,668 shares which are not so exercisable.
(5) Includes options of Independent Directors to each purchase 17,231 shares of Common Stock which are exercisable within 60 days.
(6) Includes options of Independent Directors to purchase 9,231 shares of Common Stock which are exercisable within 60 days.
(7) Includes 15,000 shares held of record by a family trust of which Mr. Hunt serves as a co-trustee.
(8) Excludes 5,000 shares owned by Mr. Parkinson's wife, as to which he disclaims beneficial ownership. Also includes options to purchase 50,000 shares of Common Stock, which are exercisable within 60 days, and excludes options to purchase 100,000 shares which are not so exercisable.
(9) Includes 50,000 shares held of record by a family trust of which Mr. Wallace serves as a co-trustee.

(10) Includes options to purchase an aggregate of 397,052 shares of Common Stock which are exercisable within 60 days and excludes options to purchase an aggregate of 593,335 shares which are not so exercisable.

                            STOCK PRICE PERFORMANCE

      The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of Common Stock with the cumulative total return of (i) S&P 500 Index and (ii) the Dow Jones Heavy Construction Index. The comparison covers the period from July 12, 1993, the first date of trading of the Common Stock on the New York Stock Exchange, to November 30, 1995, the last trading day of the Company's 1995 fiscal year. The graph below assumes $100 invested on July 12, 1993 in the Common Stock and each index and reinvestment of dividends. The past performance shown for the Company's Common Stock is not necessarily indicative of future performance.


               COMPARISON OF CUMULATIVE TOTAL RETURN
                OF COMPANY, DOW JONES HEAVY CONSTRUCTION INDEX
                        AND STANDARD & POOR'S 500

                                            DOW JONES
                                            HEAVY         STANDARD
Measurement Period           KASLER         CONSTRUCTION  & POOR'S
(Fiscal Year Covered)        HOLDING CO.    INDEX         500 INDEX
- -------------------          ----------     ---------     ----------
Measurement Pt- 7/12/93      $100           $100         $100
FYE 11/30/93                 $ 92.06        $105.14      $103.71
FYE  5/31/94                 $ 87.76        $115.89      $103.96
FYE 11/30/94                 $ 55.85        $105.85      $104.80
FYE  5/31/95                 $ 73.40        $ 96.03      $124.95
FYE 11/30/95                 $ 73.40        $118.89      $143.55

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of such reports or written representations from certain reporting persons, the Company believes that during fiscal 1995 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with except that certain Forms 5 required to be filed in order to report a stock option grant to each of Messrs. Batchelder, Hunt, Judd, Parkinson, Payne, Reid and Wallace and to Messrs. Groven, Nelson, Rutherford and Wimberly were belatedly filed and one director, Robert Reid, filed one late Form 4 covering one stock purchase transaction.


                             CERTAIN TRANSACTIONS

     As part of its ongoing business and operations, the Company and its subsidiaries regularly engage in transactions with Washington Corporations and other entities owned by Dennis R. Washington. Management believes that these transactions are generally on terms comparable to those available to or offered by unaffiliated third parties and that the Company and its subsidiaries could obtain such services from third parties or provide them internally without significantly affecting its operations if Washington Corporations were unable to provide such services.

     Washington Corporations has historically provided the Company and its subsidiaries various administrative and support services, including (i) cash management, equipment and property management, legal, tax, accounting, and benefits administration services, (ii) aircraft usage, (iii) computer, communications and other management information systems and data processing, and
(iv) office, shop and storage space in its office complex in Missoula, Montana. For fiscal 1995, the amounts allocated to the Company and its subsidiaries for administrative services, aircraft services, data processing and facilities leases were $164,000, $330,000, $223,000, and $241,000, respectively. WCG regularly purchases equipment, parts and services from Modern Machinery Co., Inc. ("MMCI"), a wholly-owned subsidiary of Washington Corporations. In fiscal 1995, WCG purchased $4,966,000 of goods and services from MMCI. MMCI purchases used or surplus equipment from WCG for resale to third parties. In fiscal 1995, MMCI purchased $183,000 of used parts from WCG.

     WCG regularly employs Westran, Inc. ("Westran"), a wholly-owned subsidiary of Washington Corporations which provides heavy highway transportation services throughout the United States, to mobilize or relocate its equipment. Westran submits competitive bids to provide these services. In addition, Westran provides subcontract hauling for WCG on a project in Grand Junction, Colorado. Services purchased from Westran by WCG in fiscal 1995 totaled $660,000.

     Equipco, Inc. ("Equipco"), a wholly-owned subsidiary of Washington Corporations, provides repair services for equipment owned by WCG. Services are provided at cost, and no warranty is made on work performed. WCG pays a proportionate share of Equipco's fixed costs in return for Equipco's maintaining its repair facility conveniently located and readily available for WCG's use. Services and products provided by Equipco to WCG in fiscal 1995 totaled $1,799,000.

     The Dennis R. Washington Foundation is a charitable organization as defined under Internal Revenue Code Section 501(c)(3). Through this entity, WCG has made donations to a variety of tax-exempt charities and organizations. Since 1987, WCG and other affiliates of Washington Corporations have each contributed 1% of pre-tax earnings to establish an endowment fund from whose earnings donations can be made. The total amount contributed by WCG in fiscal 1995 was $144,000.

     Pro Builders has contracts in progress with Gateway Limited Partnership a real estate entity in which Dennis R. Washington has an indirect ownership interest. In fiscal 1995, revenues from this project totaled $848,000.

     On July 8, 1993, WCG and Washington Corporations entered into a Tax Indemnification Agreement (the "Tax Indemnification Agreement") with respect to certain tax liabilities. Following the Combination, WCG no longer participates in Washington Corporations' consolidated income tax returns. The Tax Indemnification Agreement clarifies responsibilities for the payment of taxes and the resolution of disputes regarding taxes following the Combination. WCG is subject to possible liability for any unpaid federal income tax liabilities of Washington Corporations' consolidated group during any part of such taxable year in which WCG was a member of Washington Corporations' consolidated group. Pursuant to the Tax Indemnification Agreement, Washington Corporations has agreed to indemnify WCG for all income tax liabilities attributable to any member of Washington Corporations' consolidated group other than WCG for any taxable year.

     On July 8, 1993, WCG and Washington Corporations entered into an Environmental Indemnification Agreement (the "Environmental Indemnification Agreement") with respect to possible environmental liabilities which may arise following the Combination. The Environmental Indemnification Agreement provides that Washington Corporations and WCG each will indemnify the other with respect to environmental liability that may arise from the operation of the businesses of Washington Corporations and its affiliates, on the one hand, and WCG, on the other.

     On February 17, 1995 the Company issued a non-interest bearing Demand Promissory Note in the amount of $250,000 to Darrol N. Groven and his wife which is secured by two residences. This note matures on February 17, 1997. The loan was made in connection with Mr. Groven's appointment as President of Kasler and his relocation to Kasler's headquarters in Southern California at the request of the Company. During fiscal 1995, the largest aggregate amount of indebtedness outstanding from Mr. Groven was $250,000.

     On August 14, 1995 the Company issued a non-interest bearing Promissory Installment Note in the amount of $80,000 to Gregory J. Rutherford and his wife which is secured by two residences. The remaining balances due are payable in full on August 14, 2000, after deduction for required yearly payments of $2,667 or 50% of Mr. Rutherford's bonuses during its term. The loan was made in connection with Mr. Rutherford's appointment as Vice President and Chief Financial Officer of the Company and his relocation to the Company's headquarters in Southern California at the request of the Company. During fiscal 1995, the largest aggregate amount of indebtedness outstanding from Mr. Rutherford was $80,000 and Mr. Rutherford remained indebted to the Company in the amount $72,638 as of February 28, 1996.

     For further information regarding certain additional transactions involving directors, see "Director Compensation" and "Compensation Committee Interlocks and Insider Participation."

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP audited the Company's financial statements for the fiscal year ended November 30, 1995, and has been the Company's independent auditors since the Company's formation in April 1993. KPMG Peat Marwick LLP has been the independent auditors of Kasler since 1990 and of WCG since 1988. In connection with its audit of the Company's consolidated financial statements for the fiscal year ended November 30, 1995, KPMG Peat Marwick LLP reviewed the Company's Annual Report to Stockholders, its filings with the Securities and Exchange Commission and its unaudited quarterly financial information.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so. It is expected that they will be available to respond to appropriate questions from the stockholders at the meeting.

     Upon recommendation of its Audit Committee, the Board of Directors has selected KPMG Peat Marwick LLP to serve as independent auditors for the Company for the fiscal year ending November 30, 1996.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1997 ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meetings of stockholders. A proposal to be presented at the 1997 annual meeting must be received at the Company's principal executive offices no later than October 27, 1996 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act, as well as in the Company's Bylaws.

     The Bylaws of the Company provide that for business to be brought before an annual meeting by a stockholder, the stockholder must give notice thereof in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to such annual meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of such annual meeting is given or made to stockholders, notice by a stockholder must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth, among other things, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.

                                 OTHER MATTERS

     The Company is not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

     The Company's 1995 Annual Report for the fiscal year ended November 30, 1995 has been mailed with this Proxy Statement.

                                    By Order of the Board of Directors
                                    KASLER HOLDING COMPANY

                                    /s/EDWARD D. HUGHES

                                    EDWARD D. HUGHES
                                    Secretary
Highland, California
March 4, 1996

STOCKHOLDERS OF RECORD ON FEBRUARY 21, 1996 MAY OBTAIN COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, 27400 EAST FIFTH STREET, HIGHLAND, CALIFORNIA 92346.